U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 5

ANNUAL STATEMENT OF CHANGES BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.

1. Name and Address of Reporting Person: Cooper F. Friend, PO Box 688, Ellsworth, ME 04605-0688

2. Issuer Name and Tickler or Trading Symbol: Bar Harbor Bankshares, CUSIP No. 066849100

3. IRS or Social Security Number of Reporting Person (Voluntary): Not provided

4. Statement for Month/Year: December 2002

5. If Amendment, Date of Original: NA

6. Relationship of Reporting Person to Issuer: Director

Table 1: Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

Title of Security	Tran Date	Tran Code	Securities Acquired (A) or Disposed of (d) Amount A/D Price			Amount of Securities	Ownership Form	Nature of Owner-ship

Bar Harbor Bankshares Common Stock	2002	P	68	A	Intermittent purchase with dividends	3191	D

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 5
ANNUAL STATEMENT OF CHANGES BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.

1. Name and Address of Reporting Person:

2. Issuer Name and Tickler or Trading Symbol: Bar Harbor Bankshares, CUSIP No. 066849100

3. IRS or Social Security Number of Reporting Person (Voluntary): Not provided

4. Statement for Month/Year: 2002

5. If Amendment, Date of Original: NA

6. Relationship of Reporting Person to Issuer:

Table 1: Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
Title of Security	Tran Date	Tran Code	Securities Acquired (A) or Disposed of (d) Amount A/D Price	Amount of Securities	Ownership Form	Nature of Ownership

Bar Harbor Bankshares Common Stock

Bar Harbor Bankshares Common Stock

Table 2: Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
Title of Derivative Security	Conver-sion or Exercise Price of Deriv-ative Security	Transaction Date (Month/Day/Year)	Transaction Code	Number of Derivative Securities Acquired (A) or Disposed of (D)		Date Exercisable and Expiration Date (Month/Day/Year)		Title and Amount of Underlying Securities		Price of Derivative Security	Number of Derivative Securities Beneficially Owned at End of Year	Ownership of Derivative Security: Direct (D) or Indirect (I)	Nature of Indirect Beneficial Ownership

				(A)	(D)	Date Exercisable	Expiration Date	Title	Amount or Number of Shares